Exhibit 3.10(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INSIGNIA/ESG, INC.

The undersigned, being the duly elected Chief Executive Officer of Insignia/ESG, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation by resolution duly adopted by unanimous written consent, declared it advisable that the Certificate of Incorporation (the “Certificate”) of the Corporation filed with the Secretary of State of the State of Delaware on December 2, 1992 be amended by amending the Article FIRST to read in its entirety as follows:

“FIRST, the name of the corporation is CB Richard Ellis Real Estate Services, Inc. (hereinafter called the “Corporation”).”

SECOND: That such amendment was duly adopted by the shareholders of the Corporation entitled to vote thereon in accordance with Section 228 of the DGCL.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this          day of July 2003.

INSIGNIA/ESG, INC.

By:

Name: Ray Wirta
Title: Chief Executive Officer

[Insignia/ESG, Inc. Certificate of Amendment]